Exhibit 4.1


                          AMENDMENT TO RIGHTS AGREEMENT

                  The undersigned, Vizacom, Inc. ("Company") and American Stock Transfer & Trust Company ("AST") do hereby amend that certain Rights Agreement (the "Right Agreement") dated March 31, 1998 between Company & AST as follows:

                  Section 1(a) of the Rights Amendment is hereby amended to add the following sentence at the end of said subparagraph: "Notwithstanding the foregoing, the definition of Acquiring Person shall not include Trautman Wasserman & Co., Inc., TW Private Equity Corp., Trautman Wasserman 8701 Opportunities Fund LP, Gregory Trautman, Samuel Wasserman, Douglas Greenwood, Mark Barbera, or any Affiliates or Associates of any of the foregoing (collectively the "Trautman Holders"). It is the intention of this amendment that, notwithstanding any of the provisions of this Rights Agreement, the ownership of Company securities by any of the Trautman Holders shall not cause any of the Rights granted to the shareholders of the Company under the Rights Agreement to become exercisable."

                  Section 3(a) of the Rights Agreement is hereby amended by adding the following sentence at the end of such section 3(a):"The acquisition by the Trautman Holders of 20% or more of the outstanding common shares shall be deemed not to be within the events discussed in Section 3(a)(ii) above."


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                  Section 23 of the Rights Agreement is hereby amended to
provide that the redemption price specified in Section 23(a) shall be, as of the date of this amendment, fixed at $.0001 per Right. The redemption price shall remain fixed, notwithstanding any provision to the contrary contained in this Rights Agreement.

Dated:  June 27, 2002
                                           VIZACOM, INC.


                                           By:  /s/ Alan Schoenbart
                                                ------------------------------


                                           AMERICAN STOCK TRANSFER &
                                           TRUST COMPANY


                                           By:  /s/ Herbert J. Lemmer
                                                ------------------------------
                                                     Herbert J. Lemmer
                                                     Vice President


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